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                                                                    Exhibit 99.7

MONDAY JULY 26, 7:05 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: Navidec Inc.


WELLS FARGO COMMITS TO $25 MILLION
STRATEGIC INVESTMENT IN NAVIDEC AND
DRIVEOFF.COM

INVESTMENTS OF $10 MILLION IN NAVIDEC AND $15 MILLION IN DRIVEOFF.COM TO FUND GROWTH OF BOTH COMPANIES

DENVER and SAN FRANCISCO, July 26 /PRNewswire/ -- Wells Fargo & Company (NYSE:
WFC-NEWS), today announced that it made a strategic investment of $25 million in Navidec, Inc. (Nasdaq: NVDC - NEWS) and its wholly owned subsidiary, DriveOff.com, Inc.

"Wells Fargo's commitment will help Navidec continue expanding its business of consulting, building and managing leading-edge e-business solutions," said Ralph Armijo, president and CEO of Navidec."Our goal is to incubate new e-commerce businesses and help other companies transform their business with Internet technology."

For its $10 million investment in Navidec, Wells Fargo will receive 380,000 shares of Navidec's common stock, approximately 4.9 percent of its outstanding common stock, and a $6,200,000 promissory note convertible into 620,000 shares of non-voting common stock of Navidec. For its $15 million investment in DriveOff.com, Wells Fargo will receive a note convertible into 20 percent of DriveOff.com's capital stock outstanding as of the closing of the transaction. Wells Fargo will also receive a five-year warrant for an additional one-percent of DriveOff.com, exercisable one year after the transaction's closing at a premium of the initial per-share price. The parties expect to close both transactions in early August.

"The strategic alliance with Navidec supports Wells Fargo's vision of providing our online customers with a "trusted online gateway" that brings together all of the tools, financial products, and related goods and services that our customers need to realize their financial goals and make their lives easier," said Sharon Osberg, executive vice president, Wells Fargo Online Financial Services. "These alliances will provide new features and value-added services to our customers."


Navidec, DriveOff.com and Wells Fargo are also discussing co-marketing and long term consulting agreements under which Navidec and DriveOff.com would provide additional services to Wells Fargo.

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Wells Fargo's $15 million investment in DriveOff.com will help fund the growth and expansion of the automotive e-commerce company's next-generation auto buying service slated to launch later in the third quarter of this year. DriveOff.com will allow consumers to obtain binding online price and monthly payment quotes while completing the entire purchase transaction, including financing, by visiting the site.

"DriveOff.com is changing the way vehicles are bought and sold," said Michael Kranitz, president of DriveOff.com Inc. "Wells Fargo is a progressive and trusted institution and the investment further validates our innovative business model. DriveOff.com differentiates itself from the pack of Internet auto buying services by infusing true e-commerce technology into the auto buying process."

According to Wells Fargo executive vice president and Auto Finance Group head Dick Schliesmann, "Internet automotive sales channel alternatives are realizing explosive growth. As one of the nation's largest auto lenders, Wells Fargo Auto Finance must take a leadership position. We believe that DriveOff's full-service dealer solution will serve our dealer clients better than other currently available Internet referral programs. Wells Fargo wants to be sure that our dealership clients gain priority in installing this new sales system."

About Navidec, Inc.

Navidec, Inc. (Nasdaq: NVDC - NEWS) is a leading provider and incubator of innovative e-business solutions and services. Using its proprietary NPACT process, Navidec defines, builds and manages Internet, intranet and extranet solutions that enable its clients to transform their traditional business into e-business. In addition, NaVidec incubates reusable software modules, packaged Internet solutions and complete e-business models, including DriveOff.com, Inc. DriveOff.com empowers consumers to complete their entire auto purchase transaction through a network of retail and co-branded web sites. The company's corporate web site is http://www.navidec.com.

About DriveOff.com, Inc.

DriveOff.com, Inc. provides world-class auto buying and information web sites including DriveOff.com, USWheels.com, CarWizard.com and LeaseSource.com. The company is developing its premier web site, DriveOff.com, which will provide consumers with binding price and monthly payment quotes online, allowing them to complete their entire vehicle transaction by visiting the site. DriveOff.com, Inc., based in Englewood, Colorado, is a wholly owned subsidiary of e-business solutions provider, Navidec, Inc. (Nasdaq NVDC - NEWS). Its corporate web site is located at http://www.DriveOff.com.

About Wells Fargo & Company

The Wells Fargo Auto Finance Group, with assets of $10 billion, provides financing to more than 7,000 auto dealers in 38 states serving 600,000 customers. It has served auto dealership owners since 1970 with indirect automotive loans and leases, banking and Fleet Management Services.

Wells Fargo Online launched its PC banking service in 1989 and was the first major bank to offer online banking through the Internet (www.wellsfargo.com) in May 1995. In addition to banking and trading online, customers can apply for new accounts and products, find the nearest ATM or branch and order foreign currency and new checks through Wells Fargo Online. The internet site features planners and calculators designed to help visitors plan for their financial future.

Wells Fargo & Company is a $205 billion financial services company providing banking, insurance,
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investments, mortgage and consumer finance through almost 6,000 stores and other distribution channels across North America, including all 50 states, and elsewhere internationally. Wells Fargo may be accessed at www.wellsfargo.com.

All statements in this press release, other than historical facts, are forward looking statements. These statements are based on certain assumptions and analyses made by Navidec in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of risks and uncertainties, including general and economic business conditions, demand for automobiles, competition from other automotive online services, market acceptance of its online automotive solutions, the ability of Navidec to reach agreements with local media partners and other risk factors indicated from time to time in Navidec's filings with the Securities and Exchange Commission. Those filings are available online at www.freeedgar.com.